EXHIBIT (a)(1)(D)

                     FORM OF LETTER TO THE LIMITED PARTNERS
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                              DVM PROPERTIES, INC.
                           5850 SAN FELIPE, SUITE 500
                              HOUSTON, TEXAS 77057

                                  May 14, 2001

To the Limited Partners of IDM Participating Income Company - II:

Enclosed for your review is an Offer to Purchase your limited partnership units in IDM Participating Income Company - II (the "Partnership"). Please read all of the enclosed material carefully before deciding to tender your units.

We invite your attention to the following:

     o    This Offer is being made to all limited partners.

     o    The price per unit is $6.75.

     o The Offer will expire at 5:00 p.m., New York City time, on June 18, 2001 unless the Offer is extended or a subsequent offering period is provided.

After reading the Offer to Purchase, if you wish to tender units, you should complete the following:

     (1)  the Letter of Transmittal, and

     (2)  the Substitute Form W-9

and send them to Wilmington Trust Company, the Depositary, at the following address or fax number:

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BY MAIL:                          BY HAND/OVERNIGHT COURIER:                  BY FACSIMILE:
Corporate Trust Reorg. Svcs.      Wilmington Trust Company                    Wilmington Trust Company
Wilmington Trust Company          1105 North Market St., 1st Fl.              Fax:  (302) 651-1079
P.O. Box 8861                     Wilmington, DE  19801                       Attention:  Corporate Trust
Wilmington, DE  19899-8861        Attention:  Corporate Trust Reorg. Svcs.    Reorg. Svcs.

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For additional information, you may call MacKenzie Partners at (212) 929-5500 or
(800) 322-2885.

Sincerely yours,

DVM PROPERTIES, INC.